Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM08

P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280
Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL LTD ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS

•	P&C operations combined ratio of 96.4% for the quarter and 93.6% for the year
•	Book value per ordinary share of $24.60 at December 31, 2009, an increase of 3% in the quarter and 59% for the full year
•	Operating income1 of $235.8 million, or $0.69 per ordinary share, for the quarter and $917.3 million, or $2.69 per ordinary share, for the full year
•	Net loss of $40.3 million, or $0.12 per ordinary share, for the quarter, primarily due to $254.8 million of after-tax net realized losses on investments
•	Net income of $206.6 million, or $0.61 per ordinary share, for the full year
•	Full year return on equity based on operating income1 of 13.5%

HAMILTON, BERMUDA – February 9, 2010 – XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported its fourth quarter and full year 2009 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

”Our results for the quarter and the full year clearly illustrate XL’s re-emergence as a leading P&C company.  Our top line in the fourth quarter of 2009 was within 3 points of the same quarter a year ago.  Our P&C combined ratio was a healthy 96.4% for the quarter and 93.6% for the full year.  Taken together, these metrics demonstrate that we were able to achieve a turnaround while maintaining our underwriting discipline and historically prudent reserving standards.  And we did so even in the continued soft market.

1  Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora Holdings Ltd. (formerly Security Capital Assurance Ltd., “Syncora”), as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares.  “Operating income” and “annualized return on ordinary shareholders’ equity based on operating income” are non-GAAP measures.  See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating income” to net income (loss) attributable to ordinary shareholders.

“Successfully meeting the challenge to reduce expenses was one of the primary reasons we were able to achieve these strong results.  Our cost-saving initiatives have allowed us to stem the tide of the difficult financial times and are intended to put XL in a competitively advantageous position.

“One of our key initiatives throughout the year has been to reposition the investment portfolio to one more typical of a P&C company, and to reduce its inherent volatility.

 “During the quarter, we saw market prices approach intrinsic values for certain asset classes as a result of a technical driven spread rally but where the holdings were still exposed to weak fundamentals.  We seized this opportunity to further de-risk our investment portfolio by selling $1.2 billion of such assets.  The repositioning of our P&C portfolio is now 80% complete, and further reductions in legacy positions are more likely to occur over time from natural cash flows.  Our attention has now turned to the optimal realignment of the portfolio rather than pure de-risking actions.

“Our strong operating income for the quarter of $235.8 million, or $0.69 per ordinary share, was offset by total after-tax net realized losses on investments in the fourth quarter of $254.8 million, which was the principal driver of the net loss attributable to ordinary shareholders of $40.3 million or $0.12 per ordinary share.

“Book value grew for the third straight quarter, as we recorded a 3% increase in book value per ordinary share to $24.60 and a 4% increase in tangible book value per ordinary share to $22.13 in the fourth quarter.  Total shareholders’ equity increased from $9.2 billion to $9.4 billion in the quarter.

“We are tremendously proud of the turnaround XL made in 2009.  Our full year net income attributable to ordinary shareholders was $206.6 million compared to a loss of $2.6 billion in 2008.  We generated an operating return on equity for the year of 13.5%.  Our tangible book value per ordinary share grew by 72% in 2009.  All of this was achieved in the depths of a soft market."

Mr. McGavick concluded: “No one can state with certainty when or how the underwriting cycle will turn, but we believe we have taken the steps necessary to position XL well, both in the face of current challenges and for when market conditions improve.”

Three and twelve months ended December 31
(US dollars in thousands except per share amounts)

	Three months ended December 31		Twelve months ended December 31
	2009	2008	2009	2008

Net (loss) income attributable to ordinary shareholders	$(40,319)	$(1,433,158)	$206,607	$(2,632,458)
Per ordinary share (diluted)	$(0.12)	$(4.33)	$0.61	$(10.94)

Operating income1	$235,756	$189,510	$917,255	$840,347
Per ordinary share (diluted)	$0.69	$0.57	$2.69	$3.49

The Company incurred a net loss attributable to ordinary shareholders for the fourth quarter of $40.3 million, or $0.12 per ordinary share, compared to a net loss attributable to ordinary shareholders of $1,433.2 million, or $4.33 loss per ordinary share for the fourth quarter of 2008.  Operating income was $235.8 million, or $0.69 per ordinary share, compared to $189.5 million, or $0.57 per ordinary share in the fourth quarter of 2008.

The significant improvement in the net loss attributable to ordinary shareholders from the prior year quarter was primarily due to a $990.0 million non-cash charge for the partial impairment of goodwill taken in the fourth quarter of 2008.  Also contributing to the improvement was an increase in operating income of $46.2 million primarily due to an increase of $240.6 million in the net income from investment affiliates, partially offset by a decrease in the underwriting contribution of XL’s P&C operations of $116.5 million and a decrease in investment income of $76.8 million compared to the fourth quarter of 2008.

Net investment income for the quarter was $316.4 million compared to $393.1 million in the prior year quarter. Net investment income on the P&C and Corporate portfolio decreased 24% from the prior year quarter to $233.1 million.  This decrease was primarily due to lower investment yields, driven by both the impact of lower US LIBOR rates on floating rate structured credit assets, and higher allocations to lower yielding US Treasuries, agencies and cash as a result of continued de-risking activities.

Pre-tax net realized investment losses for the quarter were $263.6 million compared to a loss of $568.9 million in the fourth quarter of 2008.  The loss for the fourth quarter of 2009 comprises other-than-temporary impairments, net of non-credit impairments, totaling $120.8 million, and realized losses on securities sold of $142.8 million.  The other-than-temporary impairments in the quarter arose primarily on below investment grade structured securities.  Realized losses on securities sold resulted from sales of $1.2 billion of securities, including CMBS, prime RMBS, corporate and hybrid securities, partially offset by gains from sale of $2.2 billion of lower yielding government and corporate holdings.

The operating expenses for the quarter included charges of approximately $21.8 million related to the Company’s previously announced cost reduction efforts, compared to $8.7 million for the same period in 2008.  These restructuring charges totaled $81.5 million for the full year 2009, compared to $50.8 million for the full year 2008.

The annualized return on ordinary shareholders’ equity, based on operating income, was 11.4% for the quarter as compared to 12.4% in the prior year quarter.

For the year, the Company produced net income of $206.6 million, or $0.61 per ordinary share, compared to a net loss of $2.6 billion, or $10.94 per ordinary share, for the prior year period.  Included in the prior year was a loss of $1.4 billion related to the transaction closed on August 5, 2008 with Syncora and certain of its subsidiaries.  Our underlying effective tax rate for the year was 14.5% compared to a third quarter estimate of 12%.  This primarily resulted from changes in the proportion of profits generated in some of the jurisdictions in which the Company conducts business.

Operating income was $917.3 million or $2.69 per ordinary share, compared to $840.3 million or $3.49 per ordinary share in the prior year period.  The full year return on ordinary shareholders’ equity, based on operating income, was 13.5% compared to 12.0% in 2008.

P&C operations

Three and twelve months ended December 31
(US dollars in thousands)
	Three months ended December 31		Twelve months ended December 31
	2009	2008	2009	2008

Gross premiums written	$1,147,684	$1,182,291	$6,111,311	$7,569,391
Net premiums written	965,004	984,359	4,743,712	5,738,293
Net premiums earned	1,254,424	1,403,661	5,151,739	5,990,251

Underwriting income	45,736	162,197	327,306	303,017

Loss ratio	62.2%	58.0%	61.5%	66.2%
Expense ratio	34.2%	30.4%	32.1%	28.7%
Combined ratio	96.4%	88.4%	93.6%	94.9%

•	P&C gross and net premiums written for both the three months and twelve months ended December 31, 2009 declined from the prior year primarily due to planned reductions in several targeted areas, termination of certain programs and general macroeconomic conditions impacting insured values and retention.  Also impacting the decline was the Company’s focus on rate discipline in a competitive environment.

•
P&C net premiums earned included $862.8 million from the Insurance segment and $391.6 million from the Reinsurance segment for the fourth quarter 2009, and $3.6 billion and $1.6 billion for the full year, respectively.

•
The loss ratio for the quarter was 62.2% compared to 58.0% for the fourth quarter of 2008, with full year loss ratios of 61.5% and 66.2%, respectively.  Included in the current quarter loss ratio was prior year favorable development of $30.8 million compared to $268.3 million in the fourth quarter of 2008.  Included in the full year loss ratio was prior year favorable development of $284.7 million compared to $610.7 million for the full year 2008.  The effect of this reduction in favorable prior year development was offset by significantly lower current year loss experience in 2009 compared to the fourth quarter and full year of 2008, particularly in the property line of business.

•
The fourth quarter 2009 loss ratio included favorable development related to current year catastrophes (net of reinsurance recoveries and reinstatement premiums) of $5.5 million compared to the $7.8 million unfavorable development in the fourth quarter of 2008, which included development on Hurricanes Gustav and Ike.  Full year net losses due to catastrophes (net of reinsurance recoveries and reinstatement premiums) were $52.3 million and $376.0 million for 2009 and 2008, respectively.

•
The expense ratio for the quarter included charges of approximately $16.8 million related to the Company’s previously announced cost reduction efforts, of which $15.2 million and $1.6 million related to the Insurance and Reinsurance segments, respectively.  These restructuring charges totaled $67.5 million for the full year 2009, of which $57.0 million and $10.5 million related to the Insurance and Reinsurance segments, respectively.  There were restructuring charges of $4.0 million in the prior year quarter and $31.2 million in the full year 2008 impacting the expense ratio.

•	Both the fourth quarter and full year 2009 expense ratios also included increased acquisition costs primarily as a result of higher profit-related commissions.

•
The P&C combined ratio for the quarter was 96.4% compared to 88.4% for the fourth quarter of 2008.  The full year combined ratio was 93.6% and 94.9% for 2009 and 2008, respectively.  Excluding the charges for the cost reduction initiatives, the P&C combined ratios would have been 95.1% and 92.3% for the current quarter and full year, respectively, compared to 88.1% and 94.4% for the same periods in 2008, respectively.

Capital Position

Book value per ordinary share was $24.60 at December 31, 2009 as compared to $15.46 at December 31, 2008.

Net unrealized losses on investments, net of tax, were $1.2 billion at December 31, 2009 compared with net unrealized losses, net of tax, of $1.5 billion at September 30, 2009.  The decrease in net unrealized losses for the quarter in the Company’s P&C operations was substantially due to realized losses during the quarter, combined with favorable mark-to-market movements arising from tightening spreads, offset by rising interest rates.  The decrease in net unrealized losses in the Company’s Life operations was a result of realized losses during the quarter, offset by negative mark-to-market as a result of rising U.K. interest rates partially offset by tightening spreads.  In addition, as a means of reducing U.S. GAAP book value volatility arising from the Company’s run-off Life operations, the Company designated $546.1 million of Euro-denominated long-duration government securities as held-to-maturity during the quarter, which results in these securities being carried at amortized cost.

At the end of the year, 56% of our $33.9 billion fixed income portfolio remained in cash, government, government-related or government-supported securities.

Further details of the results for the quarter and of the Company’s fixed income investment portfolio may be found in the Company’s Financial Supplement and Fixed Income Portfolio Data Supplement, respectively.  These documents are both dated February 9, 2010 and are available from the Investor Relations section of the XL Capital website.

The Company will host a conference call to discuss its fourth quarter and full year 2009 results on Tuesday, February 9, 2010 at 5:00 p.m. Eastern Time.  The conference call can be accessed through a listen-only dial-in number or through a live webcast.  To listen to the conference call, please dial (866) 617-1526 or (210) 795-0624, passcode: ‘xl global’. The webcast will be available at www.xlcapital.com and will be archived on XL’s website from approximately 8:00 p.m. Eastern Time on February 9, 2010, through midnight Eastern Time on March 9, 2010.  A telephone replay of the conference call will also be available beginning at 8:00 p.m. Eastern Time on February 9, 2010, until midnight Eastern Time on March 9, 2010, by dialing (866) 426-1596 or (203) 369-0883.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in ratings, rating agency policies or practices; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) other changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and other factors; (e) developments, including uncertainties related to the depth and duration of the current recession, and future volatility in the world's credit, financial and capital markets that adversely affect the performance and valuation of XL's investments or access to such markets; (f) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of the Company's financial instruments that could result in changes to investment valuations; (g) changes to the Company's assessment as to whether it is more likely than not that the Company will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (h) the potential effects of domestic and foreign regulatory developments, including those which could impact the financial markets or increase XL's business costs and required capital levels; (i) the ability of XL's subsidiaries to pay dividends to the Company; (j) changes in the size of XL's claims relating to natural catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (k) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (l) XL’s ability to obtain approval of the Company’s ordinary shareholders and the Grand Court of the Cayman Islands for, and to satisfy the other conditions to, XL's previously announced proposed redomestication to Ireland from the Cayman Islands within the expected time frame or at all; (m) XL’s ability to realize the expected benefits from the redomestication; (n) the occurrence of difficulties in connection with the redomestication; (o) any unanticipated costs in connection with the redomestication; and (p) the other factors set forth in XL's reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission.  XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

XL CAPITAL LTD.
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)
Income statement data:	Three months ended December 31	Twelve months ended December 31
	(Unaudited)	(Unaudited)
	2009	2008	2009	2008
Revenues: Gross premiums written: - P&C operations	$1,147,684	$1,182,291	$6,111,311	$7,569,391
- Life operations	133,469	138,558	576,162	690,915
Net premiums written: - P&C operations	965,004	984,359	4,743,712	5,738,293
- Life operations	123,652	128,957	532,852	649,844
Net premiums earned: - P&C operations	1,254,424	1,403,661	5,151,739	5,990,251
- Life operations	125,476	147,726	555,101	649,851
Net investment income	316,364	393,115	1,319,823	1,768,977
Net realized (losses) gains on investments	(263,550)	(568,940)	(921,437)	(962,054)
Net realized and unrealized (losses) gains on derivative instruments	(24,076)	(67,720)	(33,647)	(73,368)
Net income (loss) from investment affiliates	26,386	(214,174)	78,867	(277,696)
Fee income and other	12,700	11,939	43,201	52,158
Total revenues	$1,447,724	$1,105,607	$6,193,647	$7,148,119
Expenses: Net losses and loss expenses incurred	$780,688	$813,855	$3,168,837	$3,962,898
Claims and policy benefits	159,948	163,119	677,562	769,004
Acquisition costs	199,221	215,047	853,558	944,460
Operating expenses	289,093	280,380	1,055,823	1,161,934
Exchange (gains) losses	(18,941)	(120,668)	84,813	(184,454)
Extinguishment of debt	-	-	-	22,527
Interest expense	47,496	84,247	216,504	351,800
Impairment of goodwill	-	989,971	-	989,971
Amortization of intangible assets	442	742	1,836	2,968
Total expenses	$1,457,947	$2,426,693	$6,058,933	$8,021,108
Net income (loss) before non-controlling interest,income tax and net income from operating affiliates	$(10,223)	$(1,321,086)	$134,714	$(872,989)
Income tax	54,693	92,828	120,307	222,578
Net (income) loss from operating affiliates	(30,114)	5,599	(60,480)	1,458,246
Net income (loss)	$(34,802)	$(1,419,513)	$74,887	$(2,553,813)
Non-controlling interest in net loss of subsidiary	(57)	-	(104)	-
Net income (loss) attributable to XL Capital Ltd	$(34,745)	$(1,419,513)	$74,991	$(2,553,813)
Preference share dividends	(5,574)	(13,645)	(80,200)	(78,645)
Gain on repurchase of Series C preference ordinary shares	-	-	211,816	-
Net income (loss) attributable to ordinary shareholders	$(40,319)	$(1,433,158)	$206,607	$(2,632,458)

SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Selected balance sheet data:	As at December 31, 2009 (Unaudited)	As at December 31, 2008 (Note 1)
Total investments available for sale	$29,307,171	$27,464,510
Total fixed maturities, held to maturity	546,067	-
Cash and cash equivalents	3,643,697	4,353,826
Investments in affiliates	1,185,604	1,552,789
Unpaid losses and loss expenses recoverable	3,584,028	3,997,722
Total assets	45,579,675	45,648,814
Unpaid losses and loss expenses	20,823,524	21,650,315
Deposit liabilities	2,208,699	2,710,987
Future policy benefit reserves	5,490,119	5,452,865
Unearned premiums	3,651,310	4,217,931
Notes payable and debt	2,451,417	3,189,734
Redeemable series C preference ordinary shares	182,673	500,000
Total shareholders’ equity	9,432,417	6,116,831
Diluted book value per ordinary share	$24.60	$15.46
Basic book value per ordinary share	$24.64	$15.46

Note 1: Certain items have been reclassified to conform with the current period presentation

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) attributable to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the three months ended December 31, 2009 and 2008.

(U.S. dollars in thousands except per share amounts)
Three months ended December 31 (Unaudited)
	2009	2008
		(Note 3)
Net (loss) income attributable to ordinary shareholders	$(40,319)	$(1,433,158)
Net realized losses on investments, net of tax	254,768	565,864
Impairment of goodwill	-	989,971
Net realized and unrealized losses (gains) on investment derivatives, net of tax	16,150	68,574
Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	6,390	(43)
Net realized and unrealized (gains) losses on investments and derivatives of the Company's insurance company affiliates	(1,233)	(1,698)
Operating income (Note 1)	$235,756	$189,510
Per ordinary share results: (Note 2)
Net (loss) income attributable to ordinary shareholders	$(0.12)	$(4.33)
Operating income (Note 1)	$0.69	$0.57
Weighted average ordinary shares outstanding:
Basic	342,123,122	330,810,110
Diluted	342,689,503	330,810,110
Return on ordinary shareholders' equity:
Average ordinary shareholders' equity	$8,300,634	$6,137,888
Operating income (Note 1)	$235,756	$189,510
Annualized operating income (Note 1)	$943,024	$758,040
Annualized return on ordinary shareholders' equity - operating income (Note 1)	11.4%	12.4%

Note 1: Operating income is defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for the Company's insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company's Series C preference ordinary shares. Operating income and annualized return on ordinary shareholders' equity based on operating income are non-GAAP measures. See comments on Regulation G.

Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss. When they are anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Certain amounts have been reclassified to conform with the current period presentation.

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) attributable to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the twelve months ended December 31, 2009 and 2008.

(U.S. dollars in thousands except per share amounts)

Twelve months ended December 31 (Unaudited)
	2009	2008
		(Note 4)

Net income (loss) attributable to ordinary shareholders	$206,607	$(2,632,458)
Net realized losses on investments, net of tax	891,306	948,072
Impairment of goodwill	-	989,971
Net realized and unrealized losses (gains) on investment derivatives, net of tax	21,262	85,093
Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	13,445	92
Net realized and unrealized (gains) losses on investments and derivatives of the Company's insurance company affiliates	(3,549)	(4,209)
Gain on repurchase of Series C preference ordinary shares	(211,816)	-
Charge in respect of guarantees issued to subsidiaries of Syncora	-	1,453,786
Operating income (Note 1)	$917,255	$840,347
Per ordinary share results: (Notes 2 and 3)
Net income (loss) attributable to ordinary shareholders	$0.61	$(10.94)
Operating income (Note 1)	$2.69	$3.49
Weighted average ordinary shares outstanding:
Basic	340,611,573	240,657,158
Diluted	340,965,574	240,657,158
Return on ordinary shareholders' equity:
Average ordinary shareholders' equity	$6,772,673	$7,031,688
Operating income (Note 1)	$917,255	$840,347
Annualized return on ordinary shareholders' equity - operating income (Note 1)	13.5%	12.0%

Note 1: Operating income is defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for the Company's insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company's Series C preference ordinary shares. Operating income and annualized return on ordinary shareholders' equity based on operating income are non-GAAP measures. See comments on Regulation G.

Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss. When they are anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Diluted weighted average ordinary shares outstanding for year to date ended December 31, 2009 include the impact of the Company's 2005 Equity Security units ("ESU") on an "if converted" basis for the period January 1, 2009 to February 17, 2009 when they were converted into class A ordinary shares. Net income and operating income per share for the year ended December 31, 2009 have been adjusted to exclude $4,829 of ESU interest from January 1, 2009 to February 17, 2009.

Note 4: Certain amounts have been reclassified to conform with the current period presentation.

Comment on Regulation G

This press release contains the presentation of (i) operating income (loss), which is defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)).  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of “operating income (loss)” and “annualized return on ordinary shareholders' equity” based on operating income (loss).  Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

Charges in respect of guarantees issued by XL Insurance (Bermuda) Ltd, in respect of subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares, are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholders’ equity (“ROE”) excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company operating affiliates (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income (loss) attributable to ordinary shareholders minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is dependant upon, among other things, the achievement of the Company’s performance goals to enhance shareholder value which include ROE (minus the Exclusions) and its P&C combined ratio.